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                                                                 EXHIBIT 10.2(h)
April 19, 1999


Ms. Sloane Levy
16 Village Court
Wilton, CT 06897

Dear Sloane:

We are pleased to offer you the position of VP, General Counsel, with Modem Media . Poppe Tyson, reporting to G.M. O'Connell starting on or before May 17, 1999.

The following confirms the specific agreements regarding your compensation if you accept this position of VP, General Counsel, with Modem Media . Poppe Tyson:

 .    Your annual base salary on your start date will be $170,000.00, payable bi-monthly.

 .    Pending Board approval, you will be granted on your date of hire 10,000 stock options. At the date of issue the options will be 20% vested, with the remaining vesting scheduled at 20% annually for a period of four years. You will participate in future grants of options to be determined by Company management and the Board of Directors.

 .    You will be eligible for a merit bonus to the same extent all VP level employees are eligible, which current range is 10-20%. Such bonus is dependent upon your performance, the overall financial performance of the Company, is at the discretion of the Company's senior management, and in 1999 will be prorated based upon your tenure with the Company.

 .    You will be eligible for 16 vacation days at the completion of your first year of employment. In addition you are eligible for 2 personal days and 2 floating holidays each year. We understand that you will be taking two weeks paid vacation (10 working days) during the month of August, 1999.

 .    If you are involuntarily terminated from the company you will be paid the equivalent of one year of your then current base salary as severance, plus any other payments you may be entitled to at such time which will be paid in a lump sum if you desire. However, if your termination is in response to
     (i) your gross misconduct in the performance of your duties with the company; (ii) your engaging in illegal conduct in connection with your performance of duties for the company; or (iii) your material violation of the company's written policies, this severance clause will be canceled.

Sloane, we are looking forward to your joining Modem Media . Poppe Tyson and playing a key role in our continued success. Please acknowledge your acceptance by signing the copy of your offer letter and confidentiality agreement and returning the documents to me in the enclosed envelope. If you have any questions or concerns, please give me a call.

Best Regards


Rose Zory
Associate Director, Human Resources

                                             Accepted By:_______________

cc: G.M. O'Connell                                  Date: ______________